Exhibit 10.6

UNITIL CORPORATION DEFERRED COMPENSATION PLAN

WHEREAS, Unitil Corporation desires to establish an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974 as amended, and the regulations thereunder;

NOW, THEREFORE, effective January 1, 2019, the Unitil Corporation Deferred Compensation Plan is hereby established as follows:

SECTION 1. PURPOSE OF PLAN

The Plan is intended to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and shall be interpreted and administered in a manner consistent therewith. The provisions of the Plan are intended to comply with requirements of Code section 409A in form and operation and shall be interpreted in a manner consistent with such Code section and regulations promulgated pursuant thereto.

SECTION 2. DEFINITIONS

2.1	“Administrator” means the Board or the committee or subcommittee appointed pursuant to Section 16.1.

2.2	“Beneficiary” means the person or entity determined to be a Participant’s beneficiary pursuant to Section 14.

2.3	“Board” means the board of directors of Unitil Corporation.

2.4	“Change in Control” shall mean the occurrence of any of the following:
(a)

Unitil Corporation receives a report on Schedule 13D filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (hereinafter referred to as the “Exchange Act”), disclosing that any person, group, corporation or other entity is the beneficial owner, directly or indirectly, of twenty-five (25%) percent or more of the outstanding common stock of Unitil Corporation;

(b)

any person (as such term is defined in Section 13(d) of the Exchange Act), group, corporation or other entity other than Unitil Corporation or a wholly-owned subsidiary of Unitil Corporation, purchases shares pursuant to a tender offer or exchange offer to acquire any common stock of Unitil Corporation (or securities convertible into common stock) for cash, securities or any other consideration, provided that after consummation of the offer, the person, group, corporation or other entity in question is the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of twenty-five (25%) percent or more of the outstanding common stock of Unitil Corporation (calculated as provided in paragraph (d) of Rule 13d-3 under the Exchange Act in the case of rights to acquire common stock);

(c)

the stockholders of Unitil Corporation approve (i) any consolidation or merger of Unitil Corporation in which Unitil Corporation is not the continuing or surviving corporation or pursuant to which shares of common stock of Unitil Corporation would be converted into cash, securities or other property (except where Unitil Corporation shareholders before such transaction will be the owners of more than seventy-five (75%) percent of all classes of voting stock of the surviving entity), or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of Unitil Corporation; or

(d)

there shall have been a change in a majority of the members of the Board of Directors within a twenty-five (25) month period unless the election or nomination for election by the Unitil Corporation stockholders of each new director was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the twenty-five (25) month period.

Should the Change in Control by stockholder approval under Section 2.4(c) and if the Board determines the approved transaction will not be completed and is abandoned prior to any termination of the Participant’s employment, a Change in Control shall no longer be in effect and the provisions of the Plan shall continue in effect as if a Change in Control had not occurred.

2.5	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.6	“Company” means Unitil Corporation and any wholly-owned subsidiary of Unitil Corporation and any successor company which may continue the Plan.

2.7	“Compensation” means the base salary paid to, and any cash incentive compensation earned by, a Participant for the Plan Year.

2.8	“Disability” means a condition in which the Participant:

(a)

is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which, in the opinion of the Administrator, can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

(b)

is, by reason of any medically determinable physical or mental impairment which, in the opinion of the Administrator, can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company; or

(c)	is determined to be totally disabled by the Social Security Administration.

2.9	“ERISA” means the Employee Retirement Income Security Act of 1974, all amendments thereto and all federal regulations promulgated pursuant thereto.

2.10	“401(k) Plan” means the Unitil Corporation Tax Deferred Savings and Investment Plan, as amended from time to time.

2.11

“Normal Retirement Age” means the earlier of (i) age sixty-five (65), or (ii) age fifty-five (55) with fifteen (15) years of service. For this purpose, a Participant shall be credited with a year of service for each Plan Year in which he is credited with at least one thousand (1,000) hours of service.

2.12	“Participant” means an employee of the Company who is eligible to participate in the Plan pursuant to Section 3.

2.13	“Plan” means the Unitil Deferred Compensation Plan, as set forth herein and as amended from time to time.

2.14	“Plan Year” means the calendar year.

SECTION 3. ELIGIBLE EMPLOYEES

The Administrator shall determine which management employees and other employees of the Company shall be eligible to participate in the Plan from time to time, the eligibility waiting period and such other conditions as may be applicable from time to time.

SECTION 4. ELECTION TO DEFER COMPENSATION

A Participant may elect to defer a specified percentage of his Compensation (from one percent (1%) to eighty-five percent (85%)) for a Plan Year by filing an election with the Administrator (pursuant to Section 5) on or prior to such date that the Administrator may specify (but no later than the last day of the preceding Plan Year). A separate election may be made with respect to any cash incentive compensation to be earned for the Plan Year. Any election so made shall not be binding for any following Plan Year, and accordingly, a new election must be filed for any following Plan Year to effect any deferral for such Plan Year on such date that the Administrator may specify (but no later than the last day of the preceding Plan Year), provided, however, that, subject to the provisions of section 409A of the Code, a Participant who first becomes eligible to participate in the Plan after the beginning of a Plan Year shall be entitled to make a deferral election (with respect to Compensation and/or any cash incentive compensation to be earned after the date of the election) within thirty (30) days of becoming eligible.

In addition, each Participant may elect to establish one or more separate “in-service withdrawal accounts”, to which shall be credited such portion of his deferrals and any Company contributions made on his behalf under Section 7 as the Participant may designate, and subject to the provisions of Section 11, which shall be distributed as of a date selected by the Participant on the election form used to make his deferral election for the applicable year.

Notwithstanding the foregoing, if a Participant receives a distribution under the Plan as a result of an unforeseeable emergency pursuant to Section 12, or receives a hardship distribution under the 401(k) Plan, the Participant’s deferral election under the Plan shall be cancelled for the balance of the Plan Year in which such distribution is received.

SECTION 5. MANNER OF ELECTION

Any election made by a Participant pursuant to the Plan shall be made in accordance with rules and procedures and on such forms as may from time to time be prescribed by the Administrator.

SECTION 6. ACCOUNTS

The Company shall establish and maintain on its books with respect to each Participant a separate account which shall record (a) any Compensation deferred by the Participant under the Plan pursuant to the Participant’s election, (b) any Company contributions made on behalf of the Participant pursuant to Section 7 below, and (c) the allocation of any hypothetical investment experience.

If a Participant elects to establish one or more “in-service withdrawal accounts” under Section 4, such accounts shall be established and maintained on the Company’s books and shall record (a) any Compensation deferred by the Participant under the Plan, and any Company contributions made on his behalf, which the Participant has elected to be credited to the applicable account, and (b) the allocation of any hypothetical investment experience relating thereto. There shall also be established for each Participant a separate “retirement account” which shall record (a) any Compensation deferred by the Participant, and any Company contributions made on his behalf, under the Plan which the Participant has not elected to be credited to an “in-service withdrawal account” and (b) the allocation of any hypothetical investment experience relating thereto.

SECTION 7. COMPANY CONTRIBUTIONS

For any Plan Year, the Company may elect to credit to the account of each Participant, or any Participant designated by the Board, an amount equal to a specified percentage of such Participant’s Compensation, a flat dollar amount and/or an amount equal to a specified percentage of any Compensation deferred under Section 4. Any such credit shall be made entirely at the discretion of the Administrator and the amount of any such credit may be different for different Participants.

SECTION 8. ADJUSTMENTS TO ACCOUNTS

Each Participant’s accounts shall be reduced by the amount of any distributions to the Participant from the applicable account, by any federal, state and/or local tax withholding and any social security withholding tax as may be required by law, and by any applicable administrative expenses. Pursuant to procedures established by the Administrator, each Participant’s accounts shall be adjusted as of each business day the New York Stock Exchange is open to reflect the earnings or losses of any hypothetical investment media as may be designated by the Administrator and, if applicable, elected by the Participant.

SECTION 9. INVESTMENT OF ACCOUNTS

For purposes of determining the amount of earnings and appreciation and losses and depreciation to be credited to a Participant’s accounts, each Participant’s accounts shall be deemed invested in the investment options (designated by the Administrator as available under the Plan) as the Participant may elect, from time to time, in accordance with such rules and procedures as the Administrator may establish, provided, however, that no provision of the Plan shall require the Company to actually invest any amounts in any fund or in any other investment vehicle.

SECTION 10. VESTED STATUS

Subject to the provisions of Section 21, each Participant shall have a nonforfeitable (vested) right to the fair market value of the Participant’s accounts.

SECTION 11. TIME AND MANNER OF DISTRIBUTION

Distribution of a Participant’s “retirement account” (within the meaning of Section 6) shall be made or commence on or around July 1 following the close of the Plan Year in which the Participant “separates from service” with the Company (within the meaning of section 409A of the Code), provided, however, that payment may be delayed under any of the circumstances permitted under said section 409A, and, provided, further, that, if any amounts credited to a Participant’s accounts become subject to tax under section 409A of the Code, such amounts shall be immediately distributed to the Participant.

Each Participant shall elect, on the election form used to make his deferral election for the year, either of the following modes of distribution for his retirement account:

(a)	a single lump sum payment; or

(b)

annual installments over a period of up to fifteen (15) years, the amount of each installment to equal the balance of the Participant’s retirement account immediately prior to the installment divided by the number of installments remaining to be paid. The first installment shall be made on or around July 1 following the close of the Plan Year in which the Participant separates from service with the Company, with each subsequent installment being made on the first day of the calendar month coinciding with or following the one (1) year anniversary of the prior payment.

A Participant may subsequently elect to change the mode of distribution of his retirement account, or to delay the date on which distribution of the Participant’s retirement account is to be made or commence, subject to the following conditions: (i) any such election may not take effect until twelve (12) months after the date on which the election is made; (ii) payment with respect to such election must be deferred for a period of at least five (5) years from the date on which payment would otherwise have been made or commence; and (iii) if the subsequent election relates to a payment that was scheduled to be made on a specified date, the subsequent election must be made at least twelve (12) months prior to the date the first amount was scheduled to be paid.

Any “in-service” withdrawal account established for a Participant under Section 6 shall be distributed in a lump-sum cash payment, as of the dates previously designated by the Participant, provided, however, that a Participant may subsequently elect to delay the date on which distribution of an in-service withdrawal account is to be made, subject to the following conditions: (i) the subsequent election must be made at least twelve (12) months prior to the date the in-service withdrawal account was scheduled to be paid, and (ii) payment must be deferred for a period of at least five (5) years from the date on which payment was initially to have been made, and provided, further, that if a Participant separates from service prior to the scheduled payment date of any in-service withdrawal accounts, such accounts shall be distributed to the Participant at the same time and in the same manner as the Participant’s retirement account.

Notwithstanding the foregoing, each Participant may elect, on the election form used to make his initial deferral election, to have his accounts distributed, in the form of a single sum payment, on or around July 1 following the close of the Plan Year in which a Change in Control occurs.

Notwithstanding the foregoing provisions of this Section 11, except as otherwise provided under section 409A of the Code, if a Participant fails to make a distribution election, or if the total fair market value of a Participant’s accounts does not exceed the amount in effect for the applicable year under Code section 402(g)(1)(B) as of the date of the Participant’s separation from service, the Participant’s accounts shall be distributed to the Participant in a single lump-sum payment on or around July 1 following the Participant’s separation from service.

Payment shall be treated as made upon the date specified under the Plan if payment is made on such date or a later date within the same taxable year of the Participant or, if later, by the 15th day of the third calendar month following the date specified under the Plan, provided the Participant is not permitted, directly or indirectly, to designate the taxable year of the payment.

SECTION 12. DISTRIBUTION IN THE EVENT OF UNFORESEEABLE EMERGENCY

In the event of an “unforeseeable emergency” (within the meaning of section 409A of the Code), a Participant may, by filing an election with the Administrator (in such form and manner as may be prescribed by the Administrator), request to receive a distribution from the Plan in an amount not to exceed the lesser of (i) the fair market value of the Participant’s accounts or (ii) the amount necessary to satisfy the unforeseeable emergency. Any such distribution request shall be granted at the sole discretion of the Administrator, in accordance with the rules and procedures established by the Administrator, and subject to the provisions of section 409A of the Code.

SECTION 13. DEATH BENEFIT

In the event of the death of a Participant while in the employ of the Company, the fair market value of the Participant’s accounts shall be distributed to the Participant’s Beneficiary, in a single lump sum payment, on or around July 1 following the close of the Plan Year in which the Participant’s death occurs.

In the event a Participant dies after distribution has commenced under the Plan, the balance of the Participant’s accounts, if any, shall be distributed to the Participant’s Beneficiary, in a single lump sum payment, within ninety (90) days following the Participant’s death.

Payment shall be treated as made upon the date specified under the Plan if payment is made at such date or a later date within the same taxable year of the Beneficiary or, if later, by the 15th day of the third calendar month following the date specified under the Plan and if the Beneficiary is not permitted, directly or indirectly, to designate the taxable year of the payment.

SECTION 14. BENEFICIARY DESIGNATION

A Participant may designate the person or persons to whom the Participant’s accounts under the Plan shall be paid in the event of the Participant’s death, by filing a designation of beneficiary form with the Administrator. If no Beneficiary is designated, or no Beneficiary survives the Participant, payment shall be made to the Participant’s surviving spouse, or if none, to the Participant’s estate. If a Beneficiary survives the Participant, but dies before the balance payable to the Beneficiary has been distributed, any remaining balance shall be paid to the Beneficiary’s estate.

SECTION 15. DOMESTIC RELATIONS ORDERS

If a domestic relations order issued by any court of proper authority directs assignment of all or any portion of a Participant’s accounts to the Participant’s spouse or former spouse as part of a divorce settlement, the portion so assigned shall be distributed, in a lump-sum, to the spouse or former spouse on or around July 1 following the close of the Plan Year in which the order was received by the Administrator or, if later, following the close of the Plan Year in which the order clearly specifies the amount to be assigned and any other terms necessary to comply with such order and with the provisions of Code section 409A.

SECTION 16. PLAN ADMINISTRATION

16.1 Administration. The Plan shall be administered by the Board or, in the discretion of the Board, a committee or subcommittee of the Board (the “Committee”), appointed by the Board and composed of at least two members of the Board. All references in the Plan to the Administrator shall be understood to refer to the Committee or the Board, whoever shall administer the Plan.

Where the Committee serves as Administrator, in the event that a vacancy on the Committee occurs on account of the resignation of a member or the removal of a member by vote of the Board, a successor member shall be appointed by vote of the Board. The Administrator shall select one of its members as Chairman and shall hold meetings at such times and places as it may determine. A majority shall constitute a quorum, and acts of the Administrator at which a quorum is present, or acts reduced to or approved in writing by all its members, shall be the valid acts of the Administrator.

The Administrator is authorized to interpret and construe any provision of the Plan, to determine eligibility and benefits under the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to adopt such forms as it may deem appropriate for the administration of the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company and to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan or the provisions of section 409A of the Code and the regulations and rulings promulgated thereunder. The Administrator shall be responsible for the day-to-day administration of the Plan. Determinations, interpretations or other actions made or taken by the Administrator under the Plan shall be final and binding for all purposes and upon all persons.

The Company shall indemnify, hold harmless and defend the Administrator and/or the Board (and its delegates) from any liability which the Administrator and/or the Board (or it delegates) may incur in connection with the performance of its duties in connection with the Plan, so long as the Administrator and/or the Board (or such delegate) was acting in good faith and within what the Administrator and/or the Board (or such delegate) reasonably understood to be the scope of its duties.

16.2 Review Procedure.

(a)	Pursuant to procedures established by the Administrator, claims for benefits under the Plan made by a Participant or Beneficiary (the “claimant”) must be submitted in writing to the Administrator.

If a claim is denied in whole or in part, the Administrator shall notify the claimant within ninety (90) days (or forty-five (45) days if the claim relates to a determination of Disability) after receipt of the claim (or within one hundred eighty (180) days (or seventy-five (75) days for a Disability claim), if special circumstances require an extension of time for processing the claim, and provided written notice indicating the special circumstances and the date by which a final decision is expected to be rendered is given to the claimant within the initial ninety (90) day period, or forty-five (45) day period, as the case may be). If notification is not given in such period, the claim shall be considered denied as of the last day of such period and the claimant may request a review of the claim.

The notice of the denial of the claim shall be written in a manner calculated to be understood by the claimant and shall set forth the following:

(i)	the specific reason or reasons for the denial of the claim;

(ii)	the specific references to the pertinent Plan provisions on which the denial is based;

(iii)	a description of any additional material or information necessary to perfect the claim, and an explanation of why such material or information is necessary; and

(iv)

a statement that any appeal of the denial must be made by giving to the Administrator, within sixty (60) days (or one hundred eighty (180) days in the case of a Disability claim) after receipt of the denial of the claim, written notice of such appeal, such notice to include a full description of the pertinent issues and basis of the claim.

With respect to any denial of a Disability claim, the denial shall include an explanation of the basis for disagreeing with, or not following, (A) the views, presented by the claimant, of health care professionals treating the claimant and/or vocational professionals who evaluated the claimant; (B) the views, obtained on behalf of the Plan in connection with the claim, of medical or vocational experts (whether or not the advice was relied upon in denying the claim); (C) a determination made by the Social Security Administration, presented by the claimant, if applicable. In addition, the denial shall set forth internal rules, guidelines, protocols, standards, or similar criteria relied upon in denying the claim; or alternatively, include a statement that such internal rules, guidelines, protocols, standards or other similar criteria do not exist.

(b)

Upon denial of a claim in whole or part, the claimant (or his duly authorized representative) shall have the right to submit a written request to the Administrator for a full and fair review of the denied claim, to be permitted to review documents pertinent to the denial, and to submit issues and comments in writing. Any appeal of the denial must be given to the Administrator within the period of time prescribed under (a)(iv) above. If the claimant (or his duly authorized representative) fails to appeal the denial to the Administrator within the prescribed time, the Administrator’s adverse determination shall be final, binding and conclusive.

With respect to any Disability claim, prior to denying the claim upon appeal, the Administrator shall provide the claimant, free of charge, with any new or additional evidence considered, relied upon, or generated in connection with the claim. Such evidence shall be provided as soon as possible and sufficiently in advance of the date on which the notice of adverse benefit determination on review is required to be provided in order to give the claimant an opportunity to respond prior to that date, and if the denial is based on new or additional rationale, the Administrator shall provide the claimant with such rationale, free of charge and as soon as possible and sufficiently in advance of the date on which the notice of adverse benefit determination on review is required to be provided in order to give the claimant an opportunity to respond prior to that date.

The Administrator may hold a hearing or otherwise ascertain such facts as it deems necessary and shall render a decision which shall be binding upon both parties. The Administrator shall advise the claimant of the results of the review within sixty (60) days (or forty-five (45) days in the case of a Disability claim) after receipt of the written request for the review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days (or ninety (90) days in the case of a Disability claim) after receipt of the request for review. If such extension of time is required, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. The decision of the review shall be written in a manner calculated to be understood by the claimant and shall include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based. The decision of the Administrator shall be final, binding and conclusive.

SECTION 17. FUNDING

17.1 Plan Unfunded. The Plan is unfunded for tax purposes and for purposes of Title I of ERISA. Accordingly, the obligation of the Company to make payments under the Plan constitutes solely an unsecured (but legally enforceable) promise of the Company to make such payments, and no person, including any Participant or Beneficiary shall have any lien, prior claim or other security interest in any property of the Company as a result of the Plan. Any amounts payable under the Plan shall be paid out of the general assets of the Company and each Participant and Beneficiary shall be deemed to be no more than a general unsecured creditor of the Company.

17.2 Rabbi Trust. The Company may create a grantor trust to pay its obligations hereunder (a so-called rabbi trust), the assets of which shall be, for all purposes, the assets of the Company. In the event the trustee of such trust is unable or unwilling to make payments directly to Participants and Beneficiaries and such trustee remits payments to the Company for delivery to

Participants and Beneficiaries, the Company shall promptly remit such amount, less applicable income and other taxes required to be withheld, to the Participant or Beneficiary.

SECTION 18. AMENDMENT

The Company, by resolution of the Board, shall have the right to amend, suspend or terminate the Plan at any time subject to the provisions of section 409A of the Code; provided, however, that no such action shall, without the Participant’s consent, impair the Participant’s right with respect to any existing account under the Plan. The termination of the Plan, with respect to some or all of the Participants, and any resulting distribution of the account balances of such affected Participants, shall be made in accordance with the provisions of section 409A of the Code and shall not constitute the impairment of such Participant’s rights hereunder.

SECTION 19. TERMINATION OF THE PLAN

The Company, by resolution of the Board, and subject to the provisions of Section 409A of the Code, may elect to terminate and liquidate the Plan within the thirty (30) days preceding or the twelve (12) months following a Change in Control, provided all agreements, methods, programs and other arrangements sponsored by the Company immediately after the time of the Change in Control with respect to which deferrals of Compensation are treated as having been deferred under a single plan under section 409A of the Code are terminated and liquidated with respect to each Participant that experienced the Change in Control, so that under the terms of the termination and liquidation, all such Participants are required to receive their vested accounts under the terminated agreements, methods, programs and other arrangements within twelve (12) months of the date the Company irrevocably takes all necessary action to terminate and liquidate the agreements, methods, programs and other arrangements.

The Company, by resolution of the Board, and subject to the provisions of section 409A of the Code, may elect to terminate and liquidate the Plan, provided that: (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company; (ii) the Company terminates and liquidates all agreements, methods, programs, and other arrangements sponsored by the Company that would be aggregated with any terminated and liquidated agreements, methods, programs, and other arrangements under section 409A of the Code, if the same employee had deferrals of compensation under all of the agreements, methods, programs and other arrangements that are terminated and liquidated; (iii) no payments in liquidation of the Plan are made within twelve (12) months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan other than payments that would be payable under the terms of the Plan if the action to terminate and liquidate the Plan had not occurred; (iv) all payments are made within twenty-four (24) months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan; and (v) the Company does not adopt a new plan that would be aggregated with the terminated Plan under section 409A of the Code if the same employee participated in both plans, at any time within three (3) years following the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan.

SECTION 20. NO ASSIGNMENT

A Participant’s right to the amount credited to his account under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant or the Participant’s Beneficiary, except to the extent permitted in accordance with Section 15 above.

SECTION 21. TERMINATION FOR CAUSE

Notwithstanding anything to the contrary herein contained, in the event a Participant’s employment with the Company is terminated “for cause,” no benefits (other than those attributable to the Participant’s deferrals under Section 4) shall be due or payable under the Plan, and such Participant’s “retirement account” (within the meaning of Section 6) (less such Participant’s interest attributable to deferrals under Section 4) shall be forfeited. For this purpose, termination “for cause” shall mean a termination resulting from (i) a conviction of robbery, extortion, embezzlement, fraud, grand larceny, burglary, perjury, income tax evasion, misapplication of Company funds, false statements in violation of 18 U.S.C. Sec. 1001, and any other felony that is punishable by a term of imprisonment of more than one year, or (ii) any breach of the Participant’s duty of loyalty to the Company, any acts of omission in the performance of his duties not in good faith or which involve intentional misconduct or a knowing violation of law, or any transaction in the performance of his duties from which the Participant derived an improper personal benefit.

SECTION 22. SUCCESSORS AND ASSIGNS

The provisions of the Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participant, his Beneficiaries, heirs, legal representatives and assigns.

SECTION 23. NO CONTRACT OF EMPLOYMENT

Nothing contained herein shall be construed as a contract of employment between a Participant and the Company, or as a right of the Participant to continue in employment with the Company, or as a limitation of the right of the Company to discharge the Participant at any time, with or without cause.

SECTION 24. ENFORCEABILITY

If any term or condition of the Plan shall be invalid or unenforceable to any extent or in any application, then the remainder of the Plan, and such term or condition except to such extent or in such application, shall not be affected thereby, and each and every term and condition of the Plan shall be valid and enforced to the fullest extent and in the broadest application permitted by law.

SECTION 25. CONSTRUCTION

Wherever appropriate, the use of the masculine gender shall be extended to include the feminine and/or neuter, and the singular form of word extended to include the plural, or vice versa.

SECTION 26. GOVERNING LAW

The Plan shall be interpreted in a manner consistent with Code section 409A and the guidance issued thereunder by the Department of the Treasury and the Internal Revenue Service and shall also be subject to and construed in accordance with the provisions of ERISA, where applicable, and otherwise by the laws of the Commonwealth of Massachusetts, without regard to the conflict of law provisions of any jurisdiction.

IN WITNESS WHEREOF, the Company, by its duly authorized officer, has caused the Plan to be executed as of the 25th day of July, 2018.

UNITIL CORPORATION

By:
/s/ Mark H. Collin
Mark H. Collin, Authorized Officer